EXHIBIT 99.2

THERMON CALLS FOR PARTIAL REDEMPTION OF ITS 9.500% SENIOR SECURED NOTES

SAN MARCOS, Texas, April 2, 2012 (GLOBE NEWSWIRE) -- On March 30, 2012, Thermon Industries, Inc., an indirect, wholly-owned subsidiary of Thermon Group Holdings, Inc. (NYSE:THR), delivered a Notice of Partial Redemption (the "Notice") to registered holders of its outstanding 9.500% senior secured notes due 2017 (the "Notes"), CUSIP No. 88362R AC1. The Notice called for redemption of $21.0 million aggregate principal amount of the $139.1 million Notes currently outstanding. The redemption price is 103% of the principal amount redeemed, plus accrued and unpaid interest thereon until the redemption date, payable in cash. The redemption date will be May 1, 2012.

Thermon will have reduced its long-term debt from $210.0 million outstanding on March 31, 2011 to $118.1 million outstanding immediately following this partial redemption. The $91.9 million, or 44%, reduction in aggregate principle amount will significantly reduce interest expense over the remaining life of the Notes.

Additional information concerning the terms and conditions of the redemption are fully described in the Notice distributed to registered holders of the Notes. Beneficial holders with any questions about the redemption should contact their respective brokerage firm or financial institution.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

CONTACT:	Sarah Alexander Thermon (512) 396-5801 Investor.Relations@thermon.com